Exhibit 8.1

November 12, 2019

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

JetBlue Airways Corporation

Pass Through Certificates, Series 2019-1

Ladies and Gentlemen:

We have acted as special United States tax counsel to JetBlue Airways Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-230007) (the “Registration Statement”) filed on March 1, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and in connection with the issuance and sale by the Company today of $588,685,000 face amount of Pass Through Certificates, Series 2019-1AA (the “Class AA Certificates”) and $183,570,000 face amount of Pass Through Certificates, Series 2019-1A (the “Class A Certificates” and, together with the Class AA Certificates, the “Certificates”) pursuant to the Underwriting Agreement, dated October 29, 2019 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters (collectively, the “Underwriters”) named in Schedule I to the Underwriting Agreement. The Certificates have been issued under the Pass Through Trust Agreement, dated as of November 12, 2019 (the “Basic Agreement”), between the Company and Wilmington Trust Company, as pass through trustee for the trust relating to each class of Certificates (with respect to the Class AA Certificates, the “Class AA Trustee” and with respect to the Class A Certificates, the “Class A Trustee”), as supplemented for the Class AA Certificates by the Trust Supplement No. 2019-1AA, dated as of November 12, 2019 (the “Class AA Trust Supplement”), between the Company and the Class AA Trustee (the Basic Agreement, together with the Class AA Trust Supplement, the “Class AA Trust Agreement”) and as supplemented for the Class A Certificates by the Trust Supplement No. 2019-1A, dated as of November 12, 2019 (the “Class A Trust Supplement” and together with the Class AA Trust Supplement, the “Trust Supplements”), between the Company and the Class A Trustee (the Basic Agreement, together with the Class A Trust Supplement, the “Class A Trust Agreement” and, together with the Class AA Trust Agreement, the “Trust Agreements”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Underwriting Agreement.

JetBlue Airways Corporation	November 12, 2019

As used herein, the term “Prospectus” means the base prospectus, dated March 1, 2019, included in the Registration Statement, as supplemented by, and together with, the final prospectus supplement, dated October 29, 2019, relating to the Certificates, in the form filed with the Commission pursuant to Rule 424(b) under the Act, including the documents incorporated by reference therein.

In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Trust Agreements, the Underwriting Agreement, the Intercreditor Agreement, the Participation Agreements, the Indentures, the Liquidity Facilities and any other applicable documents (all of the foregoing, the “Transaction Documents”) and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In addition, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Transaction Documents in accordance with the terms thereof, and (vi) that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents. We have further assumed that the Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Prospectus, we are of the opinion that the statements in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences”, insofar as such statements purport to summarize certain provisions of U.S. federal income tax law or provide legal conclusions with respect thereto, are accurate in all material respects.

Our opinion is based upon the tax laws of the United States, as well as judicial and administrative interpretations thereof (in final or proposed form), all as in effect on the date of the Prospectus and all of which are subject to change or differing interpretations, which could apply retroactively. Our opinion is limited to, and no opinion is implied or may be inferred beyond, the matters expressly addressed herein. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the opinion expressed herein.

JetBlue Airways Corporation	November 12, 2019

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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